Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-124512 on Form S-1 of our report dated October 12, 2005, relating to the consolidated financial statements and financial statement schedule of The Dress Barn, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph for the restatement discussed in note 3) and to management’s report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion on management's assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of The Dress Barn, Inc. for the year ended July 30, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 22, 2006